Exhibit 99.1
                                                                   ------------


TEXT OF PRESENTATION AT MEREDITH CORPORATION'S 2002 INVESTOR CONFERENCE ON SEPTEMBER 9, 2002.




     {graphic omitted}


BILL KERR
---------
Welcome. We are delighted you could join us this morning.

This is the New York sales office for our Publishing Group and the editorial offices of Ladies' Home Journal and MORE magazines.

Our earnings calls tend to be quite formal and you may not always get every question answered. We welcome this opportunity to interact with you on a more informal basis.

Introductions of Meredith people:

     Steve Lacy, President of our Publishing Group
     Jerry Kaplan, President of our Magazine Group
     Kevin O'Brien, President of our Broadcasting Group
     Suku Radia, our Chief Financial Officer
     Tom Ferree, our Corporate Controller
     Kevin Wagner, who is Director of Accounting and Treasury Operations Dirck Steimel, assistant manager of Investor Relations

Also joining us today is Jim Jacobson, who begins as Director of Investor Relations on September 23. Jim joins us from a similar position at TCS, a telecom company based in Baltimore.



     {graphic omitted}


Before beginning, let me remind you to read the safe harbor information on your copy of the slides.

     {graphic omitted)


We organized this meeting today to give you a more detailed look at Meredith.

Here's our agenda for today:

-- First, I'll give you a brief corporate overview and share some thoughts about our businesses, our growth plans and our major opportunities.
-- Then Steve will give you a Publishing Group update, with particular focus on the BHG brand.
-- Kevin will discuss his plans for our Broadcasting Group, with a special emphasis on how we are rebuilding our EBITDA margins.
--  Then Suku will give you some financial details.
--  Finally, we'll have a question and answer session.

Once again, please jump in anytime to ask your questions. Our goal is to make this session as informal and informative as possible.



     {graphic omitted)


Let me start today, by noting that 2002 represents our Centennial Year.

Since the launch of Successful Farming in 1902, our company has been focused on serving the needs of homes and families of America.

We've done it in print, on television and more recently via the Internet   and
we've done it very well.

For a century we've been committed to the twin pillars of:

          Providing superior service to our customers
          Building superior value for our shareholders

Our cornerstone has been our knowledge and understanding of the home and family market.

     {graphic omitted)


While this has been a centennial celebration year for us, it has been a year of great difficulty for media companies.

Recognizing that there is a lot of uncertainty as to the health of the recovery
  and whether or not we will face a double-dip recession   I nonetheless feel
very good about our business:

-- We weathered the deepest media recession since World War II with share gains across both of our businesses and look to the future with enhanced strength.

-- We've made good progress on the necessary turnaround in our broadcasting business.

--  Our last quarter was a solid growth quarter   and the momentum continues
    today.

-- While it is difficult to determine the direction of the overall economy, we are cautiously optimistic about a continuing recovery in advertising demand.

-- We are well-positioned to take advantage of that recovery because of the steps we have taken and the investments we have made to improve our market position.



     {graphic omitted)


In broad terms, we are pursuing three key strategies:

   1)  Expanding our powerful publishing base
   2)  Significantly improving our broadcasting performance
   3)  Strengthening our excellent financial position

Let me share a few thoughts about each of these.

     {graphic omitted)


Publishing has been at the core of our strengths for years and still is. Building from our strong position, we are pursuing several avenues of growth:

1)  As strong as it is, we believe the Better Homes and Gardens franchise has
significant room to grow   in terms of increased advertising, product
extensions and circulation contribution.

2) Ladies' Home Journal has not performed as well; we have put in place a new management and editorial team to drive it forward.

3)  Our mid-sized titles   Country Home, Traditional Home, Midwest Living and
MORE   all are on strong growth trajectories .. and we see increased circulation and advertising potential for all of them.

4) Our strong new magazine launch program continues and Living Room is being tested in the marketplace as we speak today.

5) We've raised the size of our Special Interest Publications program by 60 percent in the past five years and further increases are planned in fiscal 2003.

6) We continue to emphasize our integrated marketing and multi-platform advertising programs to tap into new dollars.

7) And finally, our consumer programs in book publishing and brand licensing take advantage of our home and family expertise and give us new business opportunities.

This is a very full program -- and you'll hear more about it from Steve.

     {graphic omitted)


Our second major initiative is to significantly improve the performance of our Broadcasting Group. The game plan here is very straightforward:

-- We start with 11 stations (including one duopoly) in truly first rate markets -- Atlanta, Phoenix, Portland, Nashville, and Las Vegas to name some.

-- We recognize we have underperformed and underdelivered in these markets the past few years. The underperformance largely came from management shortcomings.

-- Under the Kevin O'Brien team, which is now in place, we are beginning to make important strides to increase ratings, increase revenues, improve margins and build cash flow.

Our goal is a major turnaround in our business over the next few years -- and Kevin will soon be sharing his thoughts with you.



     {graphic omitted)


Our third initiative is to continue to strengthen our excellent financial position.

We start with a fairly conservative financial orientation, and continue to focus on a few basics:

-- Generating strong cash flow to ensure the resources to make investments in our business, reduce our debt and repurchase shares.

-- Maintain strong debt-to-EBITDA and other financial measurements to ensure our access to credit and capital.

     {graphic omitted)


Before I turn it over to my colleagues, I just want to stress that our overall goal is to build shareholder value.

In the modern history of Meredith we have had a strong track record of earnings growth. We have moved off-track in the past two years because of the advertising recession and the effects of September 11th, along with below average broadcasting performance.

We believe the implementation of these three key initiatives will help us return to the strong earning growth rates that you have been accustomed to from Meredith.

Now, I'll turn it over to Steve.



     {graphic omitted)


STEVE LACY
----------
Thanks, Bill.  It's great to be here to discuss the Publishing Group.

I'd like to cover three key topics today:

-- First, I want to reiterate why we are so excited about our positioning as the preeminent home and family publisher. We're confident the demand for home and family-related products will continue to grow, which puts us in a "sweet spot" with both consumers and the advertising community.

-- Second, I will focus on the powerful Better Homes and Gardens brand, and emphasize its current strength and numerous opportunities for continued growth as we look to the future.

-- Finally, I will provide a brief update on some of our other important brands and products that we are building for increased revenue and profit.



     {graphic omitted)


Let's begin with a look at the home-related market.

     {graphic omitted)


Several indicators lead to our excitement about the business opportunities and potential to build shareholder value in this market.

-- First, there is the "nesting" or "cocooning" trend. This trend has been occurring for several years, and the tragic events of 9/11 have accelerated it. People are staying at home more, and are inclined to invest more time and money in improving, decorating and furnishing their homes.

-- Second, we continue to see sales of new and existing homes at or near record levels. Every time a home is occupied by someone new, tens of thousands of dollars are spent on renovations, furnishings, etc.

-- Third, strong demographics support this movement, as I'll illustrate in more detail.

All of these trends suggest that consumer demand for our products will be even greater in the future. We provide practical advice and inspiration. Marketers will need us to help find the individual consumer and build their home-related brands.



     {graphic omitted)


To illustrate my point, this slide shows a breakdown of U.S. consumer expenditures last year totaling approximately $7 trillion. One in every four dollars is spent on housing, household operations, furnishings and other household equipment.

Furthermore, the U.S. Census Bureau notes that the $150 billion market for home improvement and repairs was growing at an average of 4% per year in the 1990s, but has now accelerated to more than 7% growth over the past couple of years, and is currently forecasted to grow approximately 6% per year through 2006.

     {graphic omitted)


The point is further emphasized by a recent consumer spending report released by American Demographics magazine, which outlines spending characteristics by generation or age group.

On the slide, you can see the six age groups, along with the groups' average age, number of households, percent of total spending power represented, and spending priorities.

I want to highlight the groups that comprise the bulk of our audience. Gen X, Younger and Older Boomers and Empty Nesters are among the largest segments and represent 81% of the consumer spending power - and their homes are the focus of their expenditures.

Again, let me re-emphasize, all of these home-related spending trends suggest that consumers will want our products for inspiration and ideas, and marketers will direct more advertising and marketing dollars toward home-and-family related media to help build their brands over time.



     {graphic omitted)


Shifting from that look at the marketplace, now let's focus on our powerful flagship brand, Better Homes and Gardens.



     {graphic omitted)


As you know, Better Homes and Gardens magazine and related businesses continue to be key drivers of Meredith's publishing group.

However, you may not realize the brand's size and scope, and our outlook for its strong financial growth through advertising strength, circulation stability and profitability, and numerous brand extension opportunities.

     {graphic omitted)


All of you familiar with our company have seen this graph before - illustrating share of gross advertising revenues for the traditional women's service field (or the "seven sisters").

For the 12-month period ending with the July issues, Meredith's two big books combined to lead the field with a 40% share.

Better Homes and Gardens, with a commanding 11-point lead over its nearest competitor, has reached an all-time high by gaining more than 2 share points in the past 5 quarters and has grown its share in 14 of the last 17 quarters as well.

In addition, only 8 years ago, Better Homes and Gardens had less than 19% share. Each share point in this field represents millions of dollars.



     {graphic omitted)


Some have referred to Martha Stewart Living and The Oprah Magazine as the "new sisters" in the competitive set.

As you can see, however, Better Homes and Gardens is still much larger and stronger when it comes to gross revenues, revenues per page, readership and circulation.

And, if you were to rank them among the women's service titles according to trailing 12-month advertising revenue share, Martha would be No. 5 and Oprah would be No. 7.

     {graphic omitted)


Profitable circulation has always been a cornerstone of the Meredith Publishing Group. For example, the group's circulation contribution for comparable titles increased by more than 30 percent from fiscal 1997 to fiscal 2002.

Turning to Better Homes and Gardens in particular, this table illustrates the circulation trend of the 5 largest consumer magazines in the country over the past 5 years.

Better Homes and Gardens, at 7.6 million, is the fourth largest. But not only is the Better Homes and Gardens circulation large, it has been unique in its stability as well. As you can see, the large titles have lost between 7% and 31% of their circulation over the 5-year period.

In addition, as indicated on the previous slide, Better Homes and Gardens now has more than 39 million readers monthly, which is its highest readership ever.

The volume is clearly important as a proxy for subscription and single-copy sales revenue, as well as growing advertising.

In addition, this stability speaks directly to the ability of our editors to keep the magazine fresh over time, and the ability of our circulation, database, and newsstand staff to find customers efficiently.



     {graphic omitted)


This leads to my next point: We have been able to efficiently maintain our strong circulation by generating exceptional response rates and renewal rates to our direct mail offers.

Two reasons for this success:

-- First, our consumer database is an asset that allows us to target potential customers effectively.

-- Second, our editorial sell with strong creative content serves as a point of differentiation and attracts a higher quality customer. The slide shows a typical Better Homes and Gardens offer compared to mailings by two of our competitors.

As a result, our response rates for the magazine are much stronger than the industry average*. Our continued efforts and success with customer acquisition through direct mail will lead to improved long-term profitability.

* See CircTrack 2002 for industry averages.

     {graphic omitted)


While Better Homes and Gardens has an impressive track record and growth opportunities on the magazine advertising and circulation side, we also believe much growth remains to be captured by extending the brand.

As you can see, we have already been successful launching new mid-sized subscription magazines from the brand, a lineup of nearly 150 Better Homes and Gardens Special Interest Publications sold primarily through retail, and hundreds of books (more than 200 of our 300+ titles are BH&G-branded.)

In addition, we have created a powerful Better Homes and Gardens Web site, brand licensing arrangements with retailers, cross-marketing programs with our local television stations, and a Corporate Solutions business which leverages the Better Homes and Gardens brand to create multi-platform, multi-product marketing programs across all of our assets.

Even with our success to date, we have only scratched the surface when it comes to leveraging the Better Homes and Gardens brand to generate new revenue and profit streams.



     {graphic omitted)


Revenue and profit growth in our special interest publications and our book group serve as an example.

The growth of our Special Interest Publications over the past 10 years is shown on this slide, with operating profit and revenues indexed at 100 for fiscal 1993. As you can see, revenues have grown nearly three-fold, while operating profit has grown nearly 5 times.

Over the next several years, we plan to accelerate this growth trend. We have initiatives in place to capitalize on upside potential in advertising, retail sales volume and cover price increases for existing titles, as well as increases in the number of titles created.

As a result, we believe there is continued growth potential for this business as we look into the future.

     {graphic omitted)


In books, we expect F03 to be a banner year.

With the release of the 12th edition of the Better Homes and Gardens New Cook Book this fall, we expect a strong profit contribution from the book group.

We have already pre-sold more than 550,000 copies of the New Cook Book. As we mentioned on our earnings conference call, that's approximately 30 percent more copies than were pre-sold for the 11th edition in 1996.

Looking forward, we are more aggressively marketing existing titles through expanded retail channels, and we are continuing to broaden our array of new titles that we will introduce into the marketplace.



     {graphic omitted)


Traffic continues to grow on BHG.COM, the Better Homes and Gardens site, with more than 1.7 million unique visitors and 30 million page views per month.

We are licensing Better Homes and Gardens content to online giants such as AOL and MSN's Home Advisor. These arrangements have helped us make significant progress using our Internet site to generate traditional magazine orders, while strengthening our relationship with customers.

We have obtained more than 800,000 online subscription orders on our Web sites in the past two years, and we expect to reach 1.5 million by the end of fiscal 2003. By shifting orders to the Internet, we expect to improve circulation contribution over time.

We generated approximately 2,500 MORE magazine subscriptions in a two-day period as a result of an AOL feature related to a Jamie Lee Curtis story in the magazine.

     {graphic omitted)


Licensing the brand is another way we plan to grow significantly. We are focused on creating new or additional licensing relationships in areas such as:

          Building and remodeling
          Garden and outdoor living
          Seasonal and family celebrations
          Kitchen and food

Early response in the market has been encouraging and we are negotiating with several potential licensees.



     {graphic omitted)


I hope that gives you some additional insight into the power of Better Homes and Gardens, and why we are excited about the growth opportunities that surround the brand.

Before concluding, I want to quickly update you on growth potential of some of our additional brands.



     {graphic omitted)


First, we are working to strengthen the Ladies' Home Journal brand in the marketplace. On the creative side, on July 17 we named Diane Salvatore the new editor-in-chief of the magazine. She has a strong track record of implementing changes, developing and expanding new categories and increasing readership at some of the top magazines in the industry, including Marie Claire, YM, Good Housekeeping, Redbook and Glamour. On the sales and marketing side, we have promoted Jeannine Shao Collins to Vice President/Group Publisher of Ladies' Home Journal and MORE magazines. We believe Diane and Jeannine will make a strong team in improving the performance of Ladies' Home Journal.

     {graphic omitted)


In addition, while we continue to successfully launch new SIPs and books, we are also working on new subscription-based magazines.

As part of our ongoing efforts to serve younger readers, we are conducting a major circulation test of Living Room, a lifestyle shelter magazine targeted at women in their late 20s and 30s. While we are pleased with the advertiser response to the magazine, the key to Living Room's success as a business will be its ability to attract a sustainable circulation base over time. We have given each of you a copy of our latest issue.

Finally, we are focused on continuing the momentum of our four mid-sized titles, Traditional Home, Country Home, Midwest Living, and MORE.



     {graphic omitted}


Let me illustrate this last point in more detail. Here you can see Country Home advertising revenue growth indexed against two of its primary competitors.

Country Home, now published 10 times annually, has grown much faster than Victoria or Country Living in the past 2 years.

Nevertheless, the title has a great deal of growth potential remaining and several additional points of market share to take from the competition.



     {graphic omitted}


Traditional Home has also outpaced the growth of its significant competitors.

The magazine will be published 8 times in calendar 2002, compared to just 6 issues in 2001. We also are raising its rate base to 850,000, which will move it into a tie for largest rate base in the upscale home furnishing category.

The median income of the Traditional Home reader is also 20 percent above that of a House Beautiful reader, which makes it attractive to additional advertisers in that market.

     {graphic omitted)


We also continue to see strong performance from Midwest Living magazine shown here relative to another successful regional magazine, Southern Living.

Midwest Living has set advertising records for three consecutive issues through the spring, summer and fall and provides strength for our titles among travel-related advertisers.



     {graphic omitted}


We also continue to grow MORE magazine, a lifestyle magazine focused on affluent women who are over age 40. It continued to perform well, even in the tough advertising environment.

This charts shows the rate base growth of MORE.

This month, we're moving the rate base up to 750,000, which is a meaningful level in terms of gaining audience and attracting attention from new non-endemic advertisers.

The Jamie Lee Curtis cover, pictured here, has generated a great deal of publicity, including stories or mentions on The Today Show, Entertainment Tonight, The Late Show with David Letterman, CBS' Early Show, USA Today, CNN, Fox News, The LA Times, and the list goes on.



     {graphic omitted}


To summarize, our publishing group saw a number of encouraging signs in our fourth fiscal quarter, and we're optimistic about the coming year.

Over the long term, we believe that as the preeminent home and family publisher, with a powerful flagship brand in Better Homes and Gardens, and a strong lineup of complementary growing brands, we are well-positioned for future revenue and profit growth.

Questions?

     {graphic omitted)


KEVIN O'BRIEN
-------------
Thanks Steve.  Good morning.

As you may know, I joined Meredith last November 12 with more than 33 years of experience in the broadcasting business.

I immediately started taking actions to turn around a dramatically underperforming group.



     {graphic omitted}


My top priority is to build shareholder value.

The best way to do that is through growing our group's EBITDA. We are doing that through four strategic initiatives:

1) Improving our sales practices to drive more revenues and capture market share.

2) Increasing the ratings of our local newscasts, which will in turn drive more revenue to our stations.

3) Improving our overall programming, particularly the syndicated shows we purchase.

4) Strengthening our station lineup - we're making big strides with our new duopoly in Portland realizing the synergy and cost-effectiveness of operating two stations from the same facility.

     {graphic omitted)


Before I discuss those strategies, let me first tell you where we've been and what structural changes I've made in order to affect these changes. As you can see, since 1998 the EBITDA margins for the broadcasting group have declined significantly.

But recently we've started to see some improvements. The last quarter of Fiscal 02 we improved our EBITDA margin to 32 percent. That's a gain of 2 percentage points over the fourth quarter of Fiscal 01. So, we're making progress.

We think a reasonable objective for our overall EBITDA margin is around 30 percent for fiscal year 2003. Our long-term goal is an EBITDA margin of 40 percent.



     {graphic omitted}


In order to begin accomplishing that objective, some changes were needed. The recent margin declines indicated to me that we needed to change much of our station management team. I had to put the right people in place to ensure these initiatives will be effectively implemented:

As such, vital changes were needed in our top markets:

-- 5 General Managers have been replaced: Atlanta, Phoenix, Portland, Nashville and Las Vegas

-- 6 News Directors replaced: Atlanta, Phoenix, Portland, Kansas City, Las Vegas, Saginaw

--  6 new General Sales Managers

These people are experienced broadcasters; they know how to win and have a passion for being number one. And, they are instilling that passion among their staffs as we make changes and improve our sales, news and syndicated product.

We also have a top-notch support staff comprised of several key positions. We have four group VPs of Sales, News and Marketing, Research, and Engineering.

     {graphic omitted)


Lets start with a look at our strategy to improve sales.



     {graphic omitted}


There are several sales initiatives underway:

We are aggressively pursuing advertisers that are new to television. As a group, last fiscal year we generated $15 million in new business, which represents just over 8% of our total local business. This is pretty good, but we can and will do better.

We are also pursuing our competitors' advertisers, which - if successful - will also help improve revenues.

Everyone is responsible for maximizing revenues at the station. Not just sales people but the General Managers and on-air talent are also going on sales calls. Our advertisers are important, and we need to make them feel that way.

We have a depth of resources available from our Publishing Group. Four times a year, we sell complementary print pieces with content from Better Homes and Gardens or Ladies' Home Journal. This gives us a unique platform that we can sell to our advertisers that our competitors don't have. These print pieces have been a success, generating over $4 million of incremental revenue to our group last fiscal year.

Additionally, we anticipate a good political year this fall, which historically has added to our bottom line by strengthening rates and providing additional revenues.

We're already seeing results from these sales strategies via gains in our market share.

     {graphic omitted)


In Fiscal 2002, we gained market share in 7 of our markets, including share gains of 2% or more in Portland and Las Vegas. We believe there is great upside for even larger gains going forward.



     {graphic omitted)


The sales initiatives are also showing results in our spot revenue growth.

Please note: The data for fourth quarter fiscal 2002 and fiscal 2003 is on a same-station basis which includes KPTV in Portland and excludes the two Florida stations we traded to FOX. Going forward, we will provide this data on a same-station basis in order to provide a more accurate comparison of our group year to year.

This slide shows where we've been and how we're improving our revenues.

-- We finished the fourth quarter of fiscal 02 up 5% on a same station basis in revenues, beating the preliminary industry estimate of 3 to 4%.

-- This quarter, our revenues are pacing +17 over the industry average of +8 1/2 (as of 8/29/02).

The industry is rebounding, and with the addition of political advertising which is just starting in some markets, and we anticipate a strong first half of Fiscal 2003.



     {graphic omitted)


Better ratings are crucial to the success of our sales initiatives. Lets take a look at what we are doing to increase ratings, starting with our most important programming, NEWS.

     {graphic omitted)


Since local newscasts are the highest single revenue generator for a station, we have made and are continuing to make key changes to our newscasts to improve ratings.

One of the first things I did upon joining Meredith was to conduct independent research in each of our markets using experienced and respected news consultants. Based on the results, we've made changes to our newscasts to ensure we are delivering what viewers said they want:

--  We've reformatted our news coverage to involve multiple reporters covering
    important stories   a concept known as 'team coverage.'

--  Our newscasts are also placing increased focus and emphasis on the top,
    timely stories of the day   often referred to as 'hard-hitting' news.

--  Additionally, we've revamped the on-air look and talent at most stations.

-- And, our biggest markets have repositioned their news and have shown significant improvements:

In Atlanta, we've seen big increases year-to-year in all time periods in the July book:

          5-6 a.m. is up 33% in share

          6-7 a.m. is up 50% in share

          5-6 p.m. is also up 50% in share

          Our late news at 11 p.m. is up 25% in share over last year. It was the only 11 p.m. newscast in Atlanta to show an increase year to year.

     {graphic omitted)


Phoenix has accomplished some similar improvements to its news:

          5-6 a.m. is up 133% in share

          6-7 a.m is up 100%

          This is consistent with the fact that more and more people are relying on early morning programming for their local news.

          Looking at the afternoon, our 4 p.m news lead-in is very important. That time period has been a problem for KPHO. This should change this fall, as we have acquired The People's Court to replace Maury Povich from 4-5 p.m. This show will serve as a much stronger lead-in to boost the afternoon news ratings.

          KPHO's early evening and late news have both improved. The 6-6:30 time slot improved share by 17% and its late news is up 20%

I also have some great results to show you from our new Portland station, KPTV. I'll cover that in a minute.



     {graphic omitted)


Even with the increases I just showed you, we are still the fourth-placed news in both Atlanta and Phoenix, and third-placed news in both Kansas City and Las Vegas.

I will not be content until we are #1 in each of our markets. The task is a big one, but the research results have provided us guidance in how we can improve our news. Over time, as these improvements take effect, we are confident that our ratings will grow.



     {graphic omitted)


Improving our syndicated programming will also help increase ratings. This is particularly crucial for our group, given the fact we have 4 Fox affiliates and 1 UPN. We don't have early evening newscasts in these markets and they rely heavily on syndicated programming.

     {graphic omitted)


Our group made some poor programming purchasing decisions in the past: buying too much programming and overpaying for it. Programming is our second biggest expense (after staffing), and we will only buy what we need and then only at reasonable prices.

Some of the most popular programs that we have now include:

-- We have Everybody Loves Raymond in Atlanta and Las Vegas, which continues to draw good ratings.

--  We've also renewed Oprah in Hartford, Nashville and Saginaw at significant
    cost reductions   a great example of how we're making smarter purchasing
    decisions.

-- Looking ahead, we have purchased Malcolm in the Middle for our Fox stations in Portland and Las Vegas to air beginning in the fall of 2004. This is one of the hottest syndicated programs since Seinfeld was sold years ago. We anticipate this program will bolster our access line-up for years to come.



     {graphic omitted)


As you know, broadcasting groups across the country are taking advantage of the relaxed FCC regulations regarding dual ownership of stations in a market or duopolies.

We were recently able to create this type of arrangement in Portland to enhance our group's structure.

     {graphic omitted)


We closed the deal on the KPTV/KPDX duopoly in Portland on June 17. We made a lot of changes around that same time:

--  a new General Manager,
--  a new General Sales Manager, and
--  a new News Director

We needed a strong management team with a vision for a monster duopoly, and we found that.

-- The duopoly has resulted in significant cost savings: facilities and people

--  We completed merging operations to one location earlier this month

--  Staff consolidations have been completed:  80 positions eliminated

--  Completed affiliation switch to put FOX on VHF station (better-rated Fox
    shows/NFC football   Seattle Seahawks)

-- Discontinued news at KPDX in July so as not to compete with KPTV, which is a perennial ratings winner.



     {graphic omitted)


With the trade for KPTV, we acquired a powerhouse news operation with a strong history. In the first rating book since we owned the station, the 10 p.m. news had a 7.1 rating and a 14 share. (Monday through Friday).

That is an increase of 64% over last year.

While most newscasts on the east and west coasts are aired following primetime at 11 p.m., KPTV's late news is at 10 p.m. But the early timeslot doesn't hurt, as it competes well against the 11 p.m. news in Portland. In fact, it's tied for the #1 late news in the market.

And nationally, it's the #3 ranked news in that time slot in the US based on share.

     {graphic omitted)


You can see how well our news competes against the other stations in the market. Our 10 p.m. news ties the NBC station in household ratings, and our 4-hour block of morning news beats the 2-hour blocks of our competitors.



     {graphic omitted)


All of our newscasts are growing at KPTV:

          The 5-6 a.m. is up 50% in share - the number 1 ranked early news in Portland

          6-7 a.m. is up 18% in share - the number 2 ranked news

          Note: 5-9 a.m. KPTV produces its own morning show, "Good Day Oregon." All revenues from this show are retained at the station - not shared with a network.

          7-9 a.m. is up 33% in share

          And again the 10 p.m. news is a ratings boomer: up 64% in rating; 44% in share.



     {graphic omitted)


Our Portland sales team is taking full advantage of its news performance and the strength of the two stations.

As this slide shows, KPTV/KPDX pacings for First Fiscal Quarter of 2003 are up 11%, while all other West Coast markets are down 14%. (as of 8/30/02)

We're making a difference.  The duopoly is working.

     {graphic omitted)


One last note to mention is our group structure going forward.

We're assessing opportunities for other duopolies in our markets:
--  Atlanta, Phoenix and Nashville are potential duopoly markets.

We're also looking for other network affiliations.
--  We added UPN through the Portland duopoly.
-- Other network affiliations will protect the group against any one network's downturn.



     {graphic omitted)


To summarize, here's our equation for building shareholder value:

          New management team
                 +
          New sales initiatives
                 +
          News improvements
                 +
          Programming enhancements
                 +
          Group realignment
          ---------------------------
          = EBITDA Growth


Now I'll answer any additional questions.

     {graphic omitted)


SUKU RADIA
----------
Thanks, Kevin.



     {graphic omitted)


Before I spend some time discussing the numbers, let me take a step back and tell you about our financial reporting philosophy.

We have always taken a conservative approach to how we record transactions and our company adheres to a strict code of ethics.

We are located in the heartland of America and our employees have a strong set of values which certainly gives me, as the CFO, a great deal of comfort.

We have always placed a high priority on good corporate governance and our practices are already consistent with the recommendations by the New York Stock Exchange and the federal legislation in many respects.

Because we are a fiscal year company, our first certification date is September 18 when we will file our 10K.

We are preparing to certify our 10K, as called for in the recently enacted Sarbanes-Oxley Act. We designed a comprehensive work plan that calls for meetings with as many as 70 of our business managers, publishing directors and television station managers to discuss our quarterly SEC filing from a financial disclosure and outlook standpoint.

     {graphic omitted)


Even in a tough environment, we have continued to generate significant free cash flow. For example, in fiscal 2002 our free cash flow was $87 million. We used that cash flow to retire debt, repurchase shares and pay dividends.

At the end of fiscal 2002, our debt level was $385 million, down $85 million from a year earlier, and down nearly $150 million since fiscal 1999.

We continue to maintain a low (2.3x1) debt-to-EBITDA ratio.

We also have plenty of debt capacity in our current line of credit in the event an appropriate acquisition were to become available.

Including the impact of the amortization of loan costs and our fixed rate interest swaps, we expect our interest rate to be 7 percent for fiscal 2003.

     {graphic omitted)


As you can see, we had no difficulty complying with any of our key debt covenants even in a down year.

             -------------------------------------------------
                        Compliance with Covenants
             -------------------------------------------------
                 Covenant                 Fiscal 2002
             -----------------      --------------------------
                                    Actual       Required
                                    ------   -----------------
             Debt to EBITDA          2.3x    Less than 3.5x

             Interest Coverage
             (EBITDA)                5.2x    Greater than 3.0x

             Interest Coverage
             (EBIT)                  3.5x    Greater than 2.5x




     {graphic omitted)


We also have an active share repurchase program.

Since fiscal 2000 we have spent nearly $130 million buying back our shares and we remain committed to our repurchase program.

     {graphic omitted)


We also continue to invest in our business.

On a historical basis, our capital expenditures were $20 to $25 million on an annual basis. They rose in fiscal 2001, in part, because of digital television investments and our new facility in Atlanta.

In fiscal 2002, cap ex was down because we were able to delay the digital build out at some of our television stations into fiscal 2003. The cost of this expenditure is expected to be $5 to $7 million.

We expect fiscal 2003 to have $30 to $35 million of cap ex. We expect cap ex to be around $20 to $25 million on an ongoing basis after 2003.

Depreciation currently runs at approximately $28 million, and will gradually increase in future years.



     {graphic omitted)


We've continued to keep a very tight rein on costs.

We reduced them 2 percent in fiscal 2002, on top of a 2 percent reduction in fiscal 2001.

We have accomplished these reductions despite higher postage and benefit costs.



     {graphic omitted)


As required for a fiscal year company, we are adopting SFAS No. 142 in the current quarter.

We expect the adoption to add 8 cents a share to earnings in the first quarter of fiscal 2003, and 30 cents per share for the full year because of the cessation of intangible amortization.

Fiscal 2003 results will also reflect an after-tax impairment charge of $85.7 million. This charge will be recorded as a cumulative effect of a change in accounting principle. The impairment pertains to the write-down of intangible assets related primarily to the acquisition of WGCL in Atlanta.

     {graphic omitted)


Now let's look at the first quarter of fiscal 2003 and the full fiscal year.

First, let me remind you of the guidance we provided at our last conference call on August 1:

Publishing pages and revenues were running up in the low-single digits at that time and broadcast pacings, on a same station-basis, were running up in the low-double digits.

With the benefit of SFAS No. 142 added, we estimated that our earnings for the first quarter would range from 28 to 30 cents per share, and full-year earnings would range from $1.55 to $1.65 per share.

Since that time, we have seen a strengthening in broadcast pacings to the mid-teens, while publishing pages and revenues remain up in the low-single digits for the quarter.

We expect gains in broadcasting will be largely offset by an increase in interest expense due to an anticipated quarter-end mark-to-market on our fixed interest rate swaps.

Because of that, we are still comfortable with a range of 28 to 30 cents per share for the first quarter of fiscal 2003 and with a range of $1.55 to $1.65 for the entire year.

Let me remind you, these are our best estimates at this time. Our visibility is fairly short term because of the continued uncertainty in the economy, particularly with the question of a possible double-dip recession.

Now I'll turn it back to Bill for closing remarks and the question and answer session.

     {graphic omitted)


BILL KERR
---------
Before we take your questions, I just want to reiterate that we are well-positioned to provide superior service to customers and to build superior value for our shareholders.

Our three key strategies, along with the steps we have taken and investments we have made, put us in an excellent position to take advantage of a recovery in the economy and advertising demand.

With that, we'll take your questions.








INFORMATION RELATING TO
FORWARD-LOOKING STATEMENTS

This presentation and management's public commentary contain certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchasing and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements and/or network affiliation relationships; technological developments affecting products or methods of distribution such as the Internet or e-commerce; changes in government regulations affecting the company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions.